Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THOMAS E. HORD

This Amendment to Employment Agreement (this “Amendment”) is made effective as of the 31st day of October, 2006 by and between Hercules Drilling Company, LLC, a Delaware limited liability company with its principal place of business at 11 Greenway Plaza, Suite 2950, Houston, Texas 77046 (the “Company”), and Thomas E. Hord, residing at 104 Bayou Lane, Kemah, Texas 77565 (“Executive”).

WITNESSETH

WHEREAS, Executive and the Company entered into an Employment Agreement effective as of January 1, 2005 (the “Agreement”); and

WHEREAS, Executive and the Company desire to amend the Agreement in certain respects, as provided herein;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. Capitalized terms used herein without definition have the meanings assigned to such terms in the Agreement.

2. Amendments. The Parties agree that the Agreement is hereby amended as follows:

a. Section 2(b)(ii) of the Agreement is amended as follows:

Provided that Executive remains employed by the Company through October 31, 2006, Executive shall receive a bonus of $150,000, which bonus is pro-rated through October 31, 2006. The bonus is payable at the time which the Company ordinarily pays bonuses.

b. Section 3 of the Agreement is amended as follows:

TERM; TERMINATION; RIGHTS ON TERMINATION. The term of this Agreement shall begin on the Effective Date and continue through October 31, 2006 (the “Term”).

c. Section 3(e) of the Agreement is amended as follows:

Expiration of Term. Unless sooner terminated pursuant to the terms of this Agreement, upon expiration of the Term, this Agreement will terminate without further action of either party and be of no further force or effect, except for those provisions which by their terms specifically survive termination. The Term of this Agreement may be extended only if the Company and Executive agree to

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extend the Term in a writing signed by a duly authorized officer of the Company and Executive. In the event of a termination of Executive’s employment pursuant to the expiration of the Term and any extension thereof pursuant to this Section 3(e), Executive shall have no right to any severance compensation.

3. Amendment of Options. The exercise period of the outstanding options to purchase common stock of Hercules Offshore, Inc., the parent company of the Company (“Parent”), which have previously been granted to Executive by Parent in satisfaction of the obligations of Company under Section 2(b)(viii) of the Agreement, shall be extended so that such exercise period shall expire at 5:00 p.m. Houston, Texas time, on March 14, 2007.

4. Release Of Claims.

a. Executive hereby RELEASES AND FOREVER DISCHARGES the Company, and its owners, members, stockholders, agents, directors, officers, managers, partners, employees, insurers, representatives, lawyers, employee welfare benefit plans, pension plans and/or deferred compensation plans and their trustees, administrators or other fiduciaries, the successors or assigns of any of the foregoing, and all persons acting by, through, under, or in concert with them, or any of them (collectively, the “Released Parties”) of and from any and all manner of action or actions, cause or causes of action, at law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent, direct or indirect, asserted or unasserted, liquidated or unliquidated, due or to become due (hereinafter called “claims”), which Executive now has or may hereafter have against the Released Parties by reason of any matter, cause, or thing whatsoever up to and including the date hereof including but not limited to those claims arising pursuant to any contract between the parties thereto, or arising out of his employment with the Company, including but not limited to any violation or alleged violation of Title VII of the Civil Rights Act of 1964, as amended, the Older Workers Benefit Protection Act of 1990, the Equal Pay Act, as amended, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans With Disabilities Act, the Texas Labor Code, the Texas Unemployment Insurance Act, the Texas Worker’s Compensation Act, the Civil Rights Act of 1866, the Consolidated Omnibus Budget Reconciliation Act, or any other federal, state, or local statute, regulation, or ordinance, and any violation or alleged violation of the Age Discrimination in Employment Act, as amended.

b. With respect to Executive’s agreement to release any claims for violations or alleged violations of the Age Discrimination in Employment Act, as amended, as discussed in Paragraph 4(a), above, Executive understands that such agreement is written in a manner calculated to be understood by him, that he understands such agreement, that he does not waive any rights or claims that may arise after the date this Amendment is executed, that he is waiving any rights or claims only in exchange for consideration in addition to anything of value to which he already is entitled, that he is advised to consult with an attorney prior to executing this Amendment, that he has a period of at least twenty-one (21) days within which to consider the Amendment, including the agreement set forth in Paragraph 4(a), that he has a period of at least seven (7) days following the execution of this Amendment within which to revoke this Amendment, in which case, this Amendment shall have no further force or effect, except for Paragraph 4(c) hereof, which shall become effective immediately with not further act of the parties.

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c. Notwithstanding anything to the contrary set forth herein or in the Agreement, should Executive revoke this Amendment in accordance with Paragraph 4(b) above, the parties acknowledge and agree that notice is hereby given by the Company that the Term of the Agreement shall expire on August 31, 2006, and that no further action or notice of either of the parties shall be required in order to effect the termination of the Agreement as of such date.

5. Ratification. Except as amended or modified by this Amendment, the Agreement is hereby ratified by each of the parties hereto and shall remain in full force and effect in accordance with its terms.

6. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures appear on following page]

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IN WITNESS WHEREOF, the parties have executed this Amendment, to be effective as of the date first above written.

HERCULES DRILLING COMPANY LLC

By:	/s/ James W. Noe
Name:	James W. Noe
Its:	Manager

Date:	October 31, 2006

EXECUTIVE

By:	/s/ Thomas E. Hord
THOMAS E. HORD

Date:	October 31, 2006

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